EXHIBIT 99.1


                 NATIONAL COAL CORP. REPORTS FOURTH QUARTER AND
                        FULL YEAR 2006 FINANCIAL RESULTS

-        PRODUCTION  INCREASED  18.6% FROM  1,121,000  TONS IN 2005 TO 1,329,000
         TONS IN 2006

- 2006 REVENUES TOTALED APPROXIMATELY $87.5 MILLION, UP 32.8% FROM $65.9 MILLION IN 2005

- EBITDA FOR THE YEAR DECLINED TO A NEGATIVE $1.1 MILLION FROM A POSITIVE $7.5 MILLION IN 2005

- 405,625 TONS OF COAL SOLD DURING THE FOURTH QUARTER OF 2006 AT AN AVERAGE NET SALES PRICE OF $51.25 A TON

- RECORD CAPITAL EXPENDITURES DURING 2006 INCLUDED IMPROVEMENTS MADE TO THE BALDWIN FACILITY, ACTIVATION OF A 42-MILE RAIL LINE, AND THE OPENING OF THREE NEW MINES

-        SUBSEQUENT TO YEAR-END,  NATIONAL COAL RAISED APPROXIMATELY $14 MILLION
         IN EQUITY

KNOXVILLE, TENN. - (March 23, 2007) - National Coal Corp. (Nasdaq: NCOC), a Central Appalachian coal producer, reports that for the year ended December 31, 2006, it achieved total revenues of $87.5 million based primarily on the sale of 1,643,000 tons of coal. In the same prior year period, National Coal generated revenues of $65.9 million based on the sale of 1,216,000 tons of coal.

During the three months ended December 31, 2006, the Company generated total revenues of $21.5 million, up 6.4% from $20.2 million during the year-ago period. These fourth quarter 2006 revenues were driven by the sale of 405,625 tons of coal versus 366,450 tons sold in the fourth quarter of 2005.

For the twelve months ended December 31, 2006, National Coal reports a net loss to common shareholders of $24.5 million or ($1.59) per share, versus a net loss to common shareholders of $7.9 million, or ($0.58) per share in 2005. For the same twelve-month period, the Company reports a negative EBITDA of $1.1 million in comparison to a positive $7.5 million reported at year-end 2005. For the three months ended December 31, 2006, National Coal reports a negative EBITDA of $1.5 million, versus a positive $1.8 million reported in the year-ago quarter.

"We experienced a surge in coal sales throughout 2006 despite the fact that, towards the end of the year, a weak pricing environment became an obstacle for us in committing additional tonnage to the market," explains Daniel Roling, President and CEO of National Coal. "As a result, we have taken steps to assure our customers that we will meet our sales commitments for 2007. In addition, we will continue to prepare the Company so that it can effectively respond to what we anticipate will be a stronger coal market in the future. This is when these improvements will offer the most value."


FOURTH QUARTER 2006 RESULTS
For the three months ended December 31, 2006, total revenues of $21.5 million were based primarily on the sale of approximately 405,625 tons of coal at an average net sales price of $51.25 per ton. Total revenues for the same period in 2005 totaled $20.2 million based primarily on the sale of 366,450 tons of coal at an average net sales price of $53.64 per ton. The Company had a net loss for the quarter of $7.8 million versus a net loss of $3.2 million in the year-ago quarter.

                                     -more-

Cost of sales per ton increased by $5.87 per ton primarily due to inefficiencies incurred during the early start-up stages of three new mines, operating the refurbished Baldwin wash plant (with insufficient volume to properly absorb fixed costs), and the start-up of our short-line railroad. The total cash operating costs associated with those activities was approximately $2.9 million, which were spread over only 44,283 tons at a cost of $63.22 per ton. These costs have since been brought in line through the stabilization of production volumes or by being idled until market conditions improve. Of the $2.9 million, approximately $1.6 million is associated with operations closed at year-end because of weak market conditions. General and administrative costs, excluding the impact of stock-options expense, were $4.20 per ton, a decrease of $0.93 per ton or 18.1% from $5.13 per ton incurred in the year-ago quarter.

Capital expenditures during the fourth quarter totaled $1.1 million. Included in fourth quarter capital expenditures was the cost of "facing-up" Mine #14, which was completed during February of 2007. ("Facing-up" is the act of preparing a new underground mine to be put into production.) This new mine will be able to achieve full production within 60 to 90 days after a decision is made to begin production. That decision, however, will be dependent upon a much stronger coal market.


FULL YEAR 2006 RESULTS
In 2006, the Company invested approximately $24.8 million on infrastructure and improvements designed to support increased capacity and cost efficiency. This was a 21.0% increase from the $20.5 million invested during 2005 on capital projects. In 2007, capital expenditures will be reduced to an estimated $2.7 million. In addition to the $24.8 million of capital invested in assets during the year, the Company posted an incremental $9.9 million in cash bonds to support its ongoing growth initiatives. As a result, Restricted cash increased 135.5% from $7.3 million to $17.2 million.

Mr. Roling says, "Capital projects undertaken during the year were designed to support future increases in production, lower costs, and maximize the Company's opportunities for future organic growth. We are now prepared to increase coal production by a meaningful amount without significant additional capital expenditures.

Capital expenditures made during 2006 included a number of infrastructure and new mine projects that will position the company for rapid future growth. Those projects included the purchase and modernization of a 42 mile short-line railroad, the upgrade and modernization of the Baldwin preparation plant, and the opening of three new mines in Tennessee. Further, during the fourth quarter work was begun on the "facing-up" of a fourth new mine."

For the year ended December 31, 2006, National Coal reports a net decrease in cash of approximately $23.3 million, decreasing its cash and cash equivalents to $2.2 million. Also, working capital deficit totaled $9.5 million at December 31, a decrease of $27.8 million from the year ago level. Subsequent to year-end, National Coal raised approximately $14.0 million through the sale of three million shares of its common stock at a price of $4.65 per share.

Cost of sales per ton increased by $5.29 per ton primarily due to inefficiencies incurred during the early stages of opening three new mines and building significant inventories, operating the refurbished Baldwin wash plant (with insufficient volume to properly absorb fixed costs), and the start-up of our short-line railroad. Operating costs associated with these projects for the year totaled $4.7 million. A significant portion of the cost increase, about $2.2 million was associated with the three capital projects that were completed, but then idled. Those projects were Mine #17, the Baldwin preparation facility, and the short-line railroad. In addition to the above, three other events contributed to higher costs during the year. They were - lost production from the highwall miner due to the accident in March 2006, higher costs associated with purchasing and processing coal from third parties, and a significant increase in our cost structure in Kentucky due to the termination of a subcontractor. General and administrative costs, excluding stock-options expense, were $4.27 per ton, a decrease of $0.99 per ton or 18.8% from $5.26 per ton incurred during 2005.

2006 - A REVIEW

This past year was a challenge for National Coal Corp. It started out strong with low coal inventories and coal prices at respectable levels. Since then, however, inventories have risen steadily while prices declined in a very consistent manner. Those two events, increasing inventories and declining prices, lead to a significant change in outlook for the Company. Plans and projects that had been put into place continued on track through the first half of the year. During the second half changes to those plans were implemented in a carefully thought out manner. Capital expenditures were still the highest in the Company's brief history at $24.8 million, an increase of 21.0% over the 2005 level of $20.5 million.

Three major projects undertaken during 2006, modernization of the Baldwin preparation facility, acquisition and refurbishment of the short-line railroad, and the opening of Mine #17 in Tennessee, were completed, but then idled. These projects were idled due to the much deteriorated coal market, which no longer justified keeping them in operation. Their contributions to 2006 results were not up to expectations, even though expectations had been lowered as the year progressed. They are now, however, available to us as functional and operational facilities that can be utilized with very little effort or capital. Thus, they will contribute meaningfully to the Company's organic growth when the coal market recovers.

A BRIEF REVIEW OF KEY EVENTS THAT HAD A MAJOR IMPACT ON THE COMPANY IN 2006:

o In February 2006, the Company purchased a second highwall miner for approximately $6,500,000 which was immediately placed in service on the Straight Creek tracts in Southeastern Kentucky. In March 2006, this highwall miner was damaged by a rock collapse which resulted in approximately three months of lost service. Repairs to the highwall miner totaled approximately $1,934,000 and were recorded as a cost of sales during the first two quarters of 2006. The Company's initial insurance claim was denied and management pursued legal action against the insurance provider. In September 2006, the insurance provider processed the claim and the Company received approximately $1,867,000 which was recorded as a reduction of cost of sales during the third quarter of 2006. The Company also filed a claim with a second insurance provider on a related claim pertaining to a front-end loader that was a total loss in the same March 2006 rock collapse; that claim was paid in January 2007.

o In March 2006, National Coal announced the purchase, by its wholly-owned subsidiary, NC Railroad, Inc., of 42 miles of railroad track between Oneida and Devonia, Tennessee, from Norfolk-Southern Railroad for about $2.0 million. The rail line gives National Coal unprecedented access to its largest reserve location, the New River Tract. Also located on the railroad are two of National Coal's preparation plants and load-out facilities - Smoky Junction and Baldwin. Baldwin, a 750 ton per-hour heavy media cyclone preparation plant and load-out facility in Devonia, Tennessee, was completely upgraded and modernized during 2006 at a cost of $5.7 million. The Smoky Junction facility was also upgraded to increase throughput by 20.0% from 250 tons per-hour to 300 tons per-hour, improve clean coal recovery, and decrease operating cost; the project was completed during December 2006.

o In April of 2006, National Coal Corp. commissioned a comprehensive reserve study with Marshall, Miller & Associates which included the consideration of all available data on the Company's approximately 115,000 acres of coal mineral property. Marshall Miller's study was completed in January 2007 and its conclusions, updated to account for coal mined through December 31, 2006, were that the Company held recoverable reserves of 36.1 million tons. The conclusions of this study have been subjected to a more intensive level of testing and analysis which is indicative of the changing requirements the Securities and Exchange Commission has been moving toward in recent years.

o In April 2006, National Coal announced its common stock began trading on the Nasdaq Global Market under its current ticker symbol "NCOC". National Coal had been previously trading on the Nasdaq Capital Market (formerly the Nasdaq SmallCap Market) since April 2005.

o In May 2006, the Company announced the appointment of Daniel A. Roling to serve as Chief Executive Officer. He replaced Jon E. Nix, the founder of National Coal, who served as CEO for three years and who remains as Chairman of its Board of Directors. Mr. Roling previously worked with Merrill Lynch as a First Vice President and was the Senior Metals and Mining Analyst.

o In September 2006, the Company sold one of its highwall miners for $6.4 million and leased it back for 42 months from First National Capital Corporation and its assignee, GATX Financial Corporation. The Company recorded a deferred gain of approximately $875,000 which will be recognized over the term of the lease.

o In October 2006, the Company's wholly-owned subsidiary, National Coal Corporation, entered into a five-year term loan credit facility with Guggenheim Corporate Funding, LLC that provides for borrowings of up to $10.0 million. National Coal Corporation immediately borrowed $5.0 million to be used to pay related transaction costs of approximately $314,000 and to fund general operating needs. The company drew down the balance in two separate fundings -- $3.0 million during December 2006 and the last $2.0 million during March 2007.


2007 OUTLOOK
National Coal remains bullish on the long-term outlook for the coal market, but is mindful of the continued near-term pressure on coal prices caused by the mild weather pattern during 2006. Looking forward, we anticipate a balanced market during the first half of 2007, but with supply marginally exceeding demand prices may remain under near-term pressure. However, coal stockpiles have recently begun to decline as a result of the late, but cold winter weather.

Given that spring, and the resulting lower level of demand, has basically arrived, coal prices and inventories remain uncertain. This uncertainty is compounded by the fact that while inventory levels have declined, production rates of various mines participating in the CAPP market have been reduced, and a significant number of mines have been closed. Thus it is likely that the coal market may return to a more balanced position by year-end. For the second half of 2007, we believe that demand may exceed supply with the largest impact of the shortfall being felt during the fourth quarter. National Coal remains positive on the outlook for coal and looks for market conditions to improve during the second half of 2007 and continue through 2008.

National Coal has committed and priced sales volumes for 2007 of approximately 1,446,000 tons at an average contract price of $50.67 per ton. A total of 277,000 tons remain uncommitted. Sales commitments for 2008 currently total 210,000 tons, with an average contract price of $52.49 per ton.

NATIONAL COAL CORP.
CALCULATION OF EBITDA
(Unaudited)
(Dollars in thousands)

                                    Three Months Ended          Year Ended
                                       December 31,            December 31,
                                   --------------------    --------------------
                                     2006        2005        2006        2005
                                   --------    --------    --------    --------
Net loss .......................   $ (7,518)   $ (2,980)   $(23,421)   $ (6,791)
 Other (Income) expense ........        527         641         280         390
 Interest and financing fees ...      2,074       1,165       7,476       3,967
 Interest income ...............       (238)       --          (792)       (129)
 Depreciation, depletion,
  accretion and amortization ...      3,636       2,941      15,363      10,108
                                   --------    --------    --------    --------
EBITDA .........................   $ (1,519)   $  1,768    $ (1,094)   $  7,545

NATIONAL COAL CORP.
PRODUCTION AND SALES
(Unaudited)
(Dollars in thousands, except for per ton data)

                                  Three Months Ended           Year Ended
                                     December 31,             December 31,
                               -----------------------   -----------------------
                                  2006         2005         2006         2005
                               ----------   ----------   ----------   ----------

Tons produced ..............      286,394      302,451    1,329,993    1,120,781
Tons sold ..................      405,625      366,450    1,642,577    1,216,411
Total coal sales (1) .......   $   20,790   $   19,658   $   85,238   $   65,258
Average selling price
 per ton (1) ...............   $    51.25   $    53.64   $    51.89   $    53.65

Cost of sales (2) ..........   $   20,545   $   16,371   $   77,763   $   51,115
Cost of sales per ton (2) ..   $    50.65   $    44.67   $    47.34   $    42.02


(1) Excludes the revenue associated with freight
(2) Includes the cost of purchased coal, but excludes the cost associated with freight


ABOUT NATIONAL COAL CORP.
Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee and Southeastern Kentucky. Currently, National Coal employs about 235 people and produces coal from mines in Tennessee and in Kentucky. National Coal sells steam coal to electric utilities in the Southeastern United States. For more information visit www.nationalcoal.com.



INFORMATION ABOUT FORWARD LOOKING STATEMENTS
THIS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" THAT INCLUDE INFORMATION RELATING TO FUTURE EVENTS AND FUTURE FINANCIAL AND OPERATING PERFORMANCE.
EXAMPLES OF FORWARD LOOKING-STATEMENTS INCLUDE ANTICIPATED BENEFITS OF CAPITAL EXPENDITURES, AN ANTICIPATED STRONGER COAL MARKET, AND THE COMPANY'S 2007 OUTLOOK, INCLUDING THE PROJECTED SUPPLY OF AND DEMAND FOR COAL AND CHANGES IN COAL INVENTORY LEVELS. FORWARD-LOOKING STATEMENTS SHOULD NOT BE READ AS A GUARANTEE OF FUTURE PERFORMANCE OR RESULTS, AND WILL NOT NECESSARILY BE ACCURATE INDICATIONS OF THE TIMES AT, OR BY WHICH, THAT PERFORMANCE OR THOSE RESULTS WILL BE ACHIEVED. FORWARD-LOOKING STATEMENTS ARE BASED ON INFORMATION AVAILABLE AT THE TIME THEY ARE MADE AND/OR MANAGEMENT'S GOOD FAITH BELIEF AS OF THAT TIME WITH RESPECT TO FUTURE EVENTS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL PERFORMANCE OR RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR SUGGESTED BY THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE THESE DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO: (I) THE
WORLDWIDE DEMAND FOR COAL; (II) THE PRICE OF COAL; (III) THE PRICE OF ALTERNATIVE FUEL SOURCES; (IV) THE SUPPLY OF COAL AND OTHER COMPETITIVE FACTORS;
(V) THE COSTS TO MINE AND TRANSPORT COAL; (VI) THE ABILITY TO OBTAIN NEW MINING PERMITS; (VII) THE COSTS OF RECLAMATION OF PREVIOUSLY MINED PROPERTIES; (VIII) THE RISKS OF EXPANDING COAL PRODUCTION; (IX) THE ABILITY TO BRING NEW MINING PROPERTIES ON-LINE ON SCHEDULE; (X) INDUSTRY COMPETITION; (XI) OUR ABILITY TO CONTINUE TO EXECUTE OUR GROWTH STRATEGIES; AND (XII) GENERAL ECONOMIC CONDITIONS. THESE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THE COMPANY'S MOST RECENTLY FILED ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, WHICH SHOULD BE READ IN CONJUNCTION HEREWITH FOR A FURTHER DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE THEY ARE MADE. YOU SHOULD NOT PUT UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS. WE ASSUME NO OBLIGATION TO UPDATE FORWARD-LOOKING STATEMENTS TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING FORWARD-LOOKING INFORMATION, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE SECURITIES LAWS. IF WE DO UPDATE ONE OR MORE FORWARD-LOOKING STATEMENTS, NO INFERENCE SHOULD BE DRAWN THAT WE WILL MAKE ADDITIONAL UPDATES WITH RESPECT TO THOSE OR OTHER FORWARD-LOOKING STATEMENTS.

NATIONAL COAL CORP.
CONSOLIDATED BALANCE SHEET

                                                                            December 31,
                                                                    ----------------------------
                                                                        2006            2005
                                                                    ------------    ------------
                                                                     (unaudited)
ASSETS
Current assets
 Cash and cash equivalents ......................................   $  2,180,885    $ 25,434,988
 Accounts receivable ............................................      3,712,779       2,929,735
 Inventory ......................................................      2,221,742         418,114
 Other current assets ...........................................        867,247         217,091
                                                                    ------------    ------------
   Total current assets .........................................      8,982,653      28,999,928

Assets held for sale ............................................        640,649            --
Property, plant, equipment and mine development, net ............     55,837,627      50,901,681
Deferred financing costs ........................................      2,856,534       2,958,666
Restricted cash .................................................     17,246,751       7,323,023
Other non-current assets ........................................        427,516         224,120
                                                                    ------------    ------------
   Total assets .................................................   $ 85,991,730    $ 90,407,418
                                                                    ============    ============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Current maturities of long term debt ...........................   $  4,720,671    $  3,319,175
 Current installments of obligations under capital leases .......        351,668         958,907
 Current portion of asset retirement obligations ................      1,378,967            --
 Accounts payable and accrued expenses ..........................     11,981,495       6,390,626
                                                                    ------------    ------------
   Total current liabilities ....................................     18,432,801      10,668,708

 Long-term debt, less current maturities, net of discount .......     62,093,134      54,541,225
 Obligations under capital leases, excluding current installments        321,071       1,196,143
 Asset retirement obligations, excluding current portion ........      5,835,927       7,228,232
 Deferred revenue ...............................................      1,032,426         150,000
 Other noncurrent liabilities ...................................        199,430           6,776
                                                                    ------------    ------------
   Total liabilities ............................................     87,914,789      73,791,084

Stockholders' equity
 Series A convertible preferred stock, $0.0001 par value;
 1,611 shares authorized; 782.54 and 1,333.44 shares issued
 and outstanding at December 31, 2006 and 2005, respectively
 Common stock, $0.0001 par value, 80 million shares authorized;
 16,340,744 and 13,977,217 shares issued and outstanding
 at December 31, 2006 and 2005, respectively ....................          1,634           1,398
 Additional paid-in-capital .....................................     42,049,703      37,168,122
 Accumulated deficit ............................................    (43,974,396)    (20,553,186)
                                                                    ------------    ------------
   Total stockholders' equity ...................................     (1,923,059)     16,616,334
                                                                    ------------    ------------
   Total liabilities and stockholders' equity ...................   $ 85,991,730    $ 90,407,418
                                                                    ============    ============


This information is intended to be reviewed in conjunction with the Company's filings with the Securities and Exchange Commission.

NATIONAL COAL CORP.
CONSOLIDATED STATEMENT OF OPERATIONS


                                            Three Months Ended                   Year Ended
                                                December 31,                     December 31,
                                      ------------------------------    ------------------------------
                                           2006            2005             2006             2005
                                      -------------    -------------    -------------    -------------
                                       (Unaudited)      (Unaudited)      (Unaudited)
Revenues
  Coal sales ......................   $  21,344,261    $  19,658,116    $  86,830,095    $  65,258,071
  Other revenue ...................         162,883          499,133          686,992          614,563
                                      -------------    -------------    -------------    -------------
   Total revenue ..................      21,507,144       20,157,249       87,517,087       65,872,634
                                      -------------    -------------    -------------    -------------

Expenses
  Cost of sales (exclusive of items
     shown separately) ............      21,098,684       16,371,335       79,354,327       51,115,116
  Depreciation, depletion,
     amortization, and accretion ..       3,636,347        2,941,275       15,362,829       10,107,723
  General and administrative ......       1,926,206        2,018,279        9,257,241        7,213,346
                                      -------------    -------------    -------------    -------------
   Total operating expenses .......      26,661,237       21,330,889      103,974,397       68,436,185
                                      -------------    -------------    -------------    -------------

Operating loss ....................      (5,154,093)      (1,173,640)     (16,457,310)      (2,563,551)
                                      -------------    -------------    -------------    -------------

Other income (expense)
  Interest expense ................      (2,074,326)      (1,164,960)      (7,475,824)      (3,966,715)
  Interest income .................         238,034             --            791,852             --
  Other income (expense), net .....        (527,304)        (641,212)        (279,928)        (260,905)
                                      -------------    -------------    -------------    -------------
   Total other income (expense) ...      (2,363,596)      (1,806,172)      (6,963,900)      (4,227,620)
                                      -------------    -------------    -------------    -------------

Net (loss) ........................      (7,517,689)      (2,979,812)     (23,421,210)      (6,791,171)
                                      -------------    -------------    -------------    -------------

Preferred stock dividend ..........        (289,942)        (264,865)      (1,029,933)      (1,124,650)
                                      -------------    -------------    -------------    -------------

Net (loss) attributable to common
   shareholders ...................   $  (7,807,631)   $  (3,244,677)   $ (24,451,143)   $  (7,915,821)
                                      =============    =============    =============    =============

Basic net (loss) per common share .   $       (0.48)   $       (0.24)   $       (1.59)   $       (0.58)

Diluted net (loss) per common share   $       (0.48)   $       (0.24)   $       (1.59)   $       (0.58)

Weighted average common shares ....      16,254,530       13,900,730       15,346,799       13,712,813


This information is intended to be reviewed in conjunction with the Company's filings with the Securities and Exchange Commission.

NATIONAL COAL CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  Year Ended December 31,
                                                       --------------------------------------------
                                                           2006            2005            2004
                                                       ------------    ------------    ------------
                                                        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) .........................................   $(23,421,210)   $ (6,791,171)   $(10,429,130)
Adjustments to reconcile net (loss) to net cash
provided by operating activities
Depreciation, depletion, accretion and amortization      15,362,829      10,107,723       2,261,379
 Amortization of deferred financing costs ..........        606,858            --              --
 Amortization of notes discount ....................        607,524            --              --
 (Gain) loss on disposal of assets .................         (1,346)         29,991            --
 Loss on extinguishment of debt ....................          1,187          58,380            --
 Beneficial conversion feature recorded as
   interest expense ................................           --              --         1,700,000
 Issuance of stock/warrants in lieu of payment .....           --              --           440,647
 Stock option expense ..............................      2,235,224         812,733         903,375
 Changes in operating assets and liabilities:
   Increase in accounts receivable .................       (783,044)       (838,037)     (1,899,407)
   Increase in inventory ...........................     (1,803,628)       (153,241)       (119,010)
   increase (decrease) in prepaid and other ........       (746,967)        367,024        (233,502)
   Increase in accounts payable and accrued ........      5,471,777       2,259,030       3,299,551
   Increase (decrease) in deferred revenue .........          6,900         150,000        (179,050)
   Decrease (increase) in other liabilities ........        192,653           6,776            --
   Settlement of asset retirement obligations ......     (1,090,004)       (349,950)        (87,090)
                                                       ------------    ------------    ------------
          Net cash flows (used in) provided by
            operating activities ...................     (3,361,247)      5,659,258      (4,342,237)

CASH FLOWS FROM INVESTING ACTIVITIES
 Capital expenditures ..............................    (24,750,831)    (20,535,640)    (28,600,061)
 Proceeds from sale of equipment ...................      8,414,561       1,265,410            --
 Increase in restricted cash .......................     (9,923,728)     (2,748,398)     (4,317,125)
 Increase in prepaid royalties .....................       (106,584)       (184,000)       (548,500)
                                                       ------------    ------------    ------------
   Net cash flows (used in) investing activities ...    (26,366,582)    (22,202,628)    (33,465,686)

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of stock ...................        897,018              98      16,616,317
 Proceeds from exercise of warrants and options ....      2,657,622         792,779       1,109,001
 Proceeds from issuance of notes ...................      2,623,285      70,322,343      26,242,894
 Proceeds from borrowings from term loan credit
    facility .......................................      8,000,000            --              --
 Proceeds from capital leases ......................           --         2,729,366            --
 Repayments of notes payable .......................     (4,039,764)    (23,388,017)     (3,255,301)
 Repayments of capital leases ......................     (2,325,869)     (4,765,540)       (735,657)
 Payments for deferred financing costs .............       (562,113)     (2,958,666)     (1,025,424)
 Dividends paid ....................................       (776,453)     (1,057,678)       (281,117)
 Payment of related party debt .....................           --              --          (560,000)
                                                       ------------    ------------    ------------
   Net cash flows provided by financing activities .      6,473,726      41,674,685      38,110,713

NET (DECREASE) INCREASE IN CASH ....................    (23,254,103)     25,131,315         302,790
Cash and Cash Equivalents at Beginning of Period ...     25,434,988         303,673             883
                                                       ------------    ------------    ------------
Cash and Cash Equivalents at End of Period .........   $  2,180,885    $ 25,434,988    $    303,673
                                                       ============    ============    ============


SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest ...........   $  6,123,336    $  2,825,233    $  1,190,735
Non-cash investing and financing:
 Issuance of stock for goods and services ..........   $       --      $       --      $    577,573
 Conversion of debt ................................           --              --        12,983,216
 Preferred stock dividends converted to common stock         65,439          18,198            --
 Equipment acquired via capital lease ..............        833,827            --              --
 Equipment acquired via installment purchase
    obligations and notes payable ..................      1,751,336            --              --
 Common shares issued in lieu of dividend for
    covenant failure ...............................         65,316            --              --
 Beneficial conversion feature .....................           --            66,972      18,612,392
 Constructive dividends ............................           --           (66,972)    (18,612,392)


This information is intended to be reviewed in conjunction with the Company's filings with the Securities and Exchange Commission.